Exhibit 10.76

EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of January 5, 2015 (the “Effective Date”).

BETWEEN:

QLT INC., having an address of 887 Great Northern Way, Suite 250, Vancouver, British Columbia, V5T 4T5, Canada.

(“QLT” or the “Company”)

AND:

GLEN IBBOTT

(“Mr. Ibbott”)

WHEREAS:

A. QLT has offered to Mr. Ibbott employment with QLT as Vice-President, Finance.

B. QLT and Mr. Ibbott wish to enter into this Agreement to set out the terms and conditions of Mr. Ibbott’s employment with QLT.

NOW THEREFORE in consideration of the compensation to be paid under this Agreement by QLT to Mr. Ibbott, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Mr. Ibbott agree as follows:

1.	POSITION AND DUTIES

1.1	Position – QLT will employ Mr. Ibbott in the position of Vice President, Finance effective January 5, 2015 (the “Commencement Date”) and Mr. Ibbott agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement. Mr. Ibbott will be appointed Interim Chief Financial Officer upon the effective date of the resignation of QLT’s current Chief Financial Officer, being January 26, 2015. Mr. Ibbott’s employment is also subject to the completion of background and criminal records checks that are satisfactory to QLT in its discretion. If such checks are not satisfactory then this Agreement will be null and void and neither party will have an obligation to the other party under this Agreement.

1.2	Duties, Reporting and Efforts – In the performance of his duties, Mr. Ibbott will:

(a)	Overall Responsibilities – As Vice President, Finance, have responsibility for preparing to transition to the role of Interim Chief Financial Officer, and as Interim Chief Financial Officer, have overall responsibility for building the financial resources and infrastructure of QLT and for generally overseeing the Finance group within QLT.

(b)	Report – Report, as and when required, to Dr. Geoffrey Cox, Interim CEO, or such person as determined by the Board of Directors of QLT (the “Board”).

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(c)	Best Efforts, Good Faith and Compliance with Policies, etc. – Use his best efforts, industry and knowledge to carry out the duties and functions of, as applicable, Vice President, Finance, and Interim Chief Financial Officer, at all times act in good faith and in the best interests of QLT, and will comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations.

(d)	Working Day and Location – Devote the whole of his working day attention and energies to the business and affairs of QLT.

1.3	Representations – Mr. Ibbott confirms that he is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and he has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product. In the event that Mr. Ibbott is, or learns that he will be (i) debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or (ii) convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, he will immediately notify QLT in writing.

2.	COMPENSATION

2.1	Annual Compensation – In return for his services under this Agreement, as of the Commencement Date, QLT agrees to pay or otherwise provide the following total annual compensation (in Canadian dollars) to Mr. Ibbott:

(a)	Base Salary – An annual base salary in the amount of CAD $275,000.00 (the “Base Salary”) in 24 equal installments payable semi-monthly in arrears, subject to periodic annual reviews at the discretion of QLT.

(b)	Benefit Plans – Coverage for Mr. Ibbott and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

I.	Each plan’s terms for eligibility;

II.	Mr. Ibbott taking the necessary steps to ensure effective enrollment or registration under each plan; and

III.	Customary deductions of employee contributions for the premiums of each plan.

As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Mr. Ibbott agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

(c)	Expense Reimbursement – Reimbursement, in accordance with QLT’s Policy and Procedures on QLink (as amended by QLT from time to time), of all reasonable business expenses, including accommodation and/or travel expenses incurred by Mr. Ibbott, subject to his maintaining proper accounts and providing documentation for these expenses upon request. Collectively, these expenses and payments are the “Expenses”.

(d)	Vacation – Four weeks of paid vacation per year, as may be increased from time to time in

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accordance with QLT’s vacation policy for executive level employees, pro-rated for any partial year of employment. As per the Company’s Policy and Procedures on QLink (as amended by QLT from time to time), unless agreed to in writing by the Company:

I.	All vacation must be taken within the calendar year in which it is earned by Mr. Ibbott except as provided for in Section 2.1(d)II; and

II.	Unused vacation of up to 150 hours in a calendar year may be carried forward and used in the next calendar year. If any banked vacation time is not used in the calendar year after it was earned, the banked vacation time will be forfeited without compensation except and only to the extent, if any, required to comply with minimum requirements of the Employment Standards Act.

(e)	RRSP Contributions – Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Mr. Ibbott (the “Income Year”), QLT will make a contribution of up to 7% of Mr. Ibbott’s Base Salary for the Income Year to Mr. Ibbott’s Registered Retired Savings Plan (“RRSP”). The contribution to Mr. Ibbott’s RRSP as set out above is subject to the following conditions:

I.	The maximum contribution to be made by QLT to Mr. Ibbott’s RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Revenue Agency for the Income Year without including any carried over annual limits from preceding years,

II.	Mr. Ibbott must have contributed an equal amount into his RRSP, and

III.	Mr. Ibbott is still actively employed by QLT when the matching contribution would otherwise be made (except as expressly provided for herein).

(f)	Cash Incentive Compensation Plan – Participation in the Cash Incentive Compensation Plan offered by QLT to its employees in accordance with the terms of such Plan, as amended from time to time by the Board, at a target cash incentive compensation payment of 35% of Base Salary. The amount of that payment each year will be determined at the sole discretion of the Board and is to be based on the performance of Mr. Ibbott and QLT relative to pre-set individual and corporate objectives and milestones for the immediately preceding fiscal year. In order to receive payment, Mr. Ibbott must be actively employed by QLT at the time when the Cash Incentive Compensation Plan is otherwise actually paid to eligible employees (which usually occurs in February or March of the year following the calendar year in which such Cash Incentive Compensation amount relates). The Board of Directors has the discretion to alter or cancel the Cash Incentive Compensation Plan and payments thereunder at any time with or without advance notice.

(g)	Retention Bonus – A cash retention bonus of CAD $100,000 less statutory withholdings payable 30 days following December 31, 2015 (the “Retention Bonus”) subject to the terms of this Agreement. The cash retention bonus will be paid provided Mr. Ibbott is an active employee of the Company for the full period from the Commencement Date to December 31, 2015, inclusive (the “Bonus Period”). In the event Mr. Ibbott is not an active employee throughout the Bonus Period (i.e. Mr. Ibbott is on a leave from his employment for any reason except approved vacation), then the amount of the Retention Bonus will be pro-rated by the ratio of the number of days Mr. Ibbott worked during the Bonus Period to the number of working days in the Bonus Period. In addition, if Mr. Ibbott is not an active employee on December 31, 2015, then the payment date of the pro-rated Retention Bonus will be adjusted such that Mr. Ibbott will receive such payment owing within, but not later than, 30 days of his first day of return to work. Despite the foregoing,

I.	in the event that Mr. Ibbott gives notice of resignation from his employment with the Company or just cause exists to terminate his employment prior to December 31, 2015, then Mr. Ibbott’s participation in and eligibility for the Retention Bonus will terminate and he will not receive any Retention Bonus;

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II.	in the event the Company terminates Mr. Ibbott’s employment without cause prior to December 31, 2015, then the Company will pay to Mr. Ibbott the full or pro-rated Retention Bonus of CAD $100,000 within 30 days after the termination date. The pro-ration, if applicable, will be based on the ratio of the number of days he worked from the Commencement Date to the termination date to the number of working days from the Commencement Date to the termination date.

(h)	Stock Option Plan – Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option grant(s) and the stock option agreement applicable to such stock options. Grants of options are discretionary and subject to the approval of the Board of Directors.

(i)	Signing Options – Upon signing this Agreement, a recommendation will be made to approve the option for the Employee to purchase 100,000 common shares of QLT. These options will be granted effective the later of (i) the day following the Commencement Date, (ii) two trading days following the release of all material undisclosed information and (iii) the date that such grant is approved by the Board of Directors (the “Grant Date”). The exercise price of the signing options will be determined by the closing price of the Company’s common shares on the Toronto Stock Exchange on the Grant Date. These options will vest over three (3) years and will expire not later than 10 years from the date of the grant. All other terms and conditions outlined in Section 2.1(h) will apply to the Employee’s signing options.

3.	RESIGNATION

3.1	Resignation – Mr. Ibbott may resign from his employment with QLT by giving QLT 60 days’ prior written notice (the “Resignation Notice”) of the effective date of his resignation. On receiving a Resignation Notice, QLT may at any time during the 60-day notice period elect to provide the following payments in lieu of notice to Mr. Ibbott and require him to cease working and leave the premises forthwith (which will not be an express or constructive dismissal of his employment):

(a)	Base Salary – Base Salary owing to Mr. Ibbott for the balance of the 60-day notice period.

(b)	Benefits – Subject to carrier approval, for the balance of the 60-day notice period, all employee benefit plan coverage enjoyed by Mr. Ibbott and his eligible dependents immediately prior to the date of his Resignation Notice will continue except that any short and long term disability plans, life insurance and accidental death and dismemberment coverage in excess of $500,000 and out-of-country travel coverage provided through QLT will not be continued beyond the last day that Mr. Ibbott works at QLT’s premises (the “Last Active Day”).

(c)	Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all Expenses incurred by Mr. Ibbott prior to his Last Active Day subject to the expense reimbursement provisions set out in Section 2.1(c).

(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Mr. Ibbott as at the expiry of the 60-day notice period.

(e)	Prorated RRSP Contribution – Payment of any unpaid RRSP contribution in respect of any Income Year preceding the calendar year in which the 60-day period expires and a prorated contribution to Mr. Ibbott’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Ibbott, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in Section 2.1(e), except condition III. In lieu of making a contribution to Mr. Ibbott’s RRSP under this provision, QLT may, in its discretion, pay an amount equal to the RRSP contribution, subject to required tax withholdings, directly to Mr. Ibbott.

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3.2	Others – In the event of resignation of Mr. Ibbott as set out in Section 3.1, the parties agree:

(a)	No Bonus – Mr. Ibbott will have no entitlement to participate in QLT’s Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT or any prior year and if the notice of resignation is given prior to December 31, 2015, then no entitlement to the Retention Bonus; and

(b)	Stock Option Plan – Mr. Ibbott’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Mr. Ibbott and the applicable stock option agreement applicable to such stock options.

4.	RETIREMENT

4.1	Retirement – Effective the date of retirement (as defined in QLT’s Policy and Procedures on QLink, as amended from time to time) of Mr. Ibbott from active employment with QLT, the parties agree that:

(a)	This Agreement – Subject to the provisions of Section 10.6, both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party.

(b)	Stock Options – Mr. Ibbott’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Mr. Ibbott and the applicable stock option agreement applicable to such stock options.

5.	TERMINATION

5.1	Termination for Cause – QLT reserves the right to terminate Mr. Ibbott’s employment at any time for any reason not prohibited by legislation. Should Mr. Ibbott’s employment be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2	Termination Other than for Cause – QLT reserves the right to terminate Mr. Ibbott’s employment at any time without cause provided that if QLT terminates Mr. Ibbott’s employment for any reason other than for cause, then, except in the case of Mr. Ibbott becoming completely disabled (which is provided for in Section 5.6), death (which is provided for in Section 5.7) or in response to a notice of resignation (which is provided for in Section 3.1) and subject to the provisions set forth below, Mr. Ibbott will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in Section 5.3.

5.3	Severance Pay and Pay – In the event QLT terminates Mr. Ibbott’s employment as set out in Section 5.2 where this Section 5.3 applies, then Mr. Ibbott will be entitled to:

(a)	Notice – Advance written notice of termination (“Severance Notice”), or pay in lieu thereof (“Severance Pay”), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

I.	Four (4) months’ Severance Notice, or Severance Pay in lieu thereof, and

II.	One (1) additional month’s Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with QLT,

up to a maximum total of 12 months’ Severance Notice, or Severance Pay in lieu of Severance Notice. Mr. Ibbott acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at QLT’s discretion.

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(b)	Benefits – Except as set out below, for 30 days after Mr. Ibbott’s Last Active Day, all employee benefit plan coverage enjoyed by Mr. Ibbott and his dependents immediately prior to the date of termination will continue subject to carrier approval. Thereafter, and in lieu of employee benefit plan coverage, Mr. Ibbott will receive compensation (“Benefits Compensation”) in the amount of 10% of his Base Salary for the balance of his Severance Period. Mr. Ibbott acknowledges and agrees that short and long term disability plans, life insurance and accidental death and dismemberment coverage in excess of $500,000 and out-of-country travel coverage provided through QLT will not be continued beyond Mr. Ibbott’s Last Active Day.

(c)	Other Compensation – QLT will provide the following additional compensation:

I.	QLT will reimburse (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) Mr. Ibbott for all Expenses incurred by Mr. Ibbott on or prior to his Last Active Day, subject to the expense reimbursement provisions set out in Section 2.1(c).

II.	QLT will make a payment to Mr. Ibbott in respect of his accrued but unpaid vacation pay to the date of termination of his employment with QLT.

III.	QLT will make a prorated contribution to Mr. Ibbott’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Ibbott plus the length of the Severance Period and the contribution to be subject to the conditions set out in Section 2.1(e), except condition III. In lieu of making a contribution to Mr. Ibbott’s RRSP under this provision, QLT may, in its discretion, pay an amount equal to the RRSP contribution, subject to required tax withholdings, directly to Mr. Ibbott.

IV.	QLT will make a prorated payment to Mr. Ibbott in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the calendar year in which the Last Active Day occurs that is worked by Mr. Ibbott and the entitlement to be at the target level Mr. Ibbott would have otherwise been eligible to receive in the calendar year if all corporate, and, if applicable, individual goals were met but not exceeded. If the Last Active Day precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s officers for a preceding year, then Mr. Ibbott will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Mr. Ibbott would have otherwise been eligible to receive in that calendar year if all corporate, and individual goals were met but not exceeded.

V.	Mr. Ibbott’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Mr. Ibbott and the applicable stock option agreement applicable to such stock options.

VI.	If not already paid, QLT will pay to Mr. Ibbott the Retention Bonus as provided for in Section 2.1(g).

5.4	Acknowledgement – Mr. Ibbott acknowledges and agrees that in the event QLT terminates Mr. Ibbott’s employment as set out in Section 5.2, in providing:

(a)	The Severance Pay;

(b)	The Benefits Compensation; and

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(c)	The other compensation set out in Section 5.3(c);

QLT will have no further obligations, statutory or otherwise, to Mr. Ibbott in respect of this Agreement and Mr. Ibbott’s employment under this Agreement.

5.5	Release – In order to receive the payments and entitlements set out in Section 5.3 of this Agreement Mr. Ibbott must sign and deliver to QLT a release in the form set out in Schedule A to this Agreement within 30 days of the date of termination. If Mr. Ibbott does not sign and deliver the release, then Mr. Ibbott will be entitled to only the minimum notice or compensation in lieu of notice, and other entitlements, if any required by the Employment Standards Act.

5.6	Termination Due to Inability to Act

(a)	Termination – QLT may immediately terminate this Agreement by giving written notice to Mr. Ibbott if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

I.	For a period exceeding six consecutive months, or

II.	For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

and no other reasonable accommodation can be reached between QLT and Mr. Ibbott. Notwithstanding the foregoing, QLT agrees that it will not terminate Mr. Ibbott pursuant to this provision unless and until Mr. Ibbott has been accepted by the insurer for ongoing long-term disability payments, Mr. Ibbott receives a prognosis that he will not be able to return to his position in the foreseeable future or, alternatively, has been ruled definitively ineligible for such payments.

(b)	Payments – In the event of termination of Mr. Ibbott’s employment with QLT pursuant to the provisions of this Section 5.6, QLT agrees to pay to Mr. Ibbott Severance Pay and Benefits Compensation as set out in Section 5.3 after any LTD and workers compensation benefits cease and if Mr. Ibbott ceases to be completely disabled, then the provisions of Section 5.3(c) (out placement counseling) will apply. If not already paid, Mr. Ibbott will be entitled to the Retention Bonus as provided for in Section 2.1(g).

(c)	Definition – The term “completely disabled” as used in this Section 5.6 will mean the inability of Mr. Ibbott to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines keeps Mr. Ibbott from satisfactorily performing any and all essential functions of his position for QLT during the foreseeable future.

5.7	Death – Except as set out below, effective the date of death (the “Date of Death”) of Mr. Ibbott, this Agreement and both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT will pay the following amounts to Mr. Ibbott’s estate:

(a)	Base Salary – Base Salary owing to Mr. Ibbott up to his Date of Death.

(b)	Payment in Lieu of Benefits – In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his Base Salary in effect at his Date of Death.

(c)	Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all Expenses incurred by Mr. Ibbott prior to his Date of Death, subject to the expense reimbursement provisions set out in Section 2.1(c).

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(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Mr. Ibbott as at his Date of Death.

(e)	RRSP Contribution – A prorated contribution to Mr. Ibbott’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Ibbott and the contribution to be subject to the conditions set out in Section 2.1(e), except condition III. In lieu of making a contribution to Mr. Ibbott’s RRSP under this provision, QLT may, in its discretion, pay an amount equal to the RRSP contribution, subject to required tax withholdings, directly to Mr. Ibbott’s estate.

(f)	Bonus – A prorated payment to Mr. Ibbott in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Ibbott and the entitlement to be at the target level Mr. Ibbott would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded. If the Date of Death precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s officers for a preceding year, then Mr. Ibbott’s estate will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Mr. Ibbott would have otherwise been eligible to receive in that calendar year if all corporate, and individual goals were met but not exceeded. The estate of Mr. Ibbott will be entitled to the Retention Bonus as provided for in Section 2.1(g) provided that the Retention Bonus will be pro-rated if the death occurs prior to December 31, 2015 and will be paid in full if the death occurs after December 31, 2015 and the Retention Bonus has not yet been paid.

After his Date of Death, Mr. Ibbott’s estate’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Mr. Ibbott and the applicable stock option agreement applicable to such stock options.

6.	CONFLICT OF INTEREST

6.1	Avoid Conflict of Interest – Except as set out below, during the term of his employment with QLT, Mr. Ibbott will conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Mr. Ibbott will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, whether as a customer, supplier, co-venturer or otherwise. From time to time the Chief Executive Officer or the Board may in their discretion consent in writing to activities by Mr. Ibbott which might otherwise appear to be a real or apparent conflict of interest.

6.2	No Financial Advantage – During the term of his employment with QLT, Mr. Ibbott agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3	Comply with Policies – During the term of his employment with QLT, Mr. Ibbott will comply with all written policies issued by QLT dealing with conflicts of interest.

6.4	Breach Equals Cause – Mr. Ibbott acknowledges and agrees that breach by his of the provisions of this Section 6 will be cause for immediate termination by QLT of his employment with QLT.

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7.	CONFIDENTIALITY

7.1	Information Held in Trust – All business and trade secrets, confidential information and knowledge which Mr. Ibbott now has or acquires during his employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Mr. Ibbott’s employment with QLT and at all times thereafter, be held by Mr. Ibbott in trust and used by Mr. Ibbott only for the exclusive benefit of QLT.

7.2	Non Disclosure – During the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Mr. Ibbott will not:

(a)	Disclose – Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or

(b)	Use – Use any Confidential Information that he may acquire for his own purposes or for any purposes, other than those of QLT.

7.3	Intellectual Property Rights

(a)	Disclose Inventions – Mr. Ibbott will promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, “Inventions”) that Mr. Ibbott may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with QLT.

(b)	Inventions are QLT Property – All Inventions and all other work of Mr. Ibbott in the course of his employment with QLT will at all times and for all purposes be the property of, and are hereby assigned by Mr. Ibbott to, QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Mr. Ibbott in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements – Mr. Ibbott will:

I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.	Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Mr. Ibbott in the course of his employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trademarks and other forms of protection that may be available.

IV.	Execute all other documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4	Records – All records or copies of records concerning QLT’s activities, business interests or investigations made or received by his during his employment with QLT are and will remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT’s request.

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7.5	No Use of Former Employer’s Materials and Information – Mr. Ibbott certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer. Mr. Ibbott certifies, warrants, and represents that his performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to his before or after the commencement of employment with QLT. Mr. Ibbott will not disclose to QLT, use in the performance of his work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

8.	POST-EMPLOYMENT RESTRICTIONS

8.1	Non-Compete – Mr. Ibbott agrees that, by virtue of his senior position with QLT, he possesses and will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Mr. Ibbott under this Agreement, without the prior written consent of QLT, for a period of one year following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. Ibbott will not:

(a)	Participate in a Competitive Business – Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant, or a contractor to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current development or commercial products or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which, in the case of commercial products, individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. Ibbott’s Last Active Day,

II.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye,

anywhere in Canada, the United States or Europe.

(b)	Solicit on Behalf of a Competitive Business – Directly or indirectly call upon or solicit any QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current development or commercial products or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which, in the case of commercial products, individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. Ibbott’ Last Active Day,

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II.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, anywhere in Canada, the United States or Europe in a manner or for a purpose that is competitive with or detrimental to QLT.

(c)	Solicit Employees – Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

(d)	Solicit Customers etc. – Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee, contractor or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee, contractor or other business relation and QLT or its affiliates or subsidiaries.

8.2	Minority Share Interests Allowed – Nothing contained in Section 8.1 prohibits Mr. Ibbott from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9.	REMEDIES

9.1	Irreparable Damage – Mr. Ibbott acknowledges and agrees that:

(a)	Breach – Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

(b)	Consequences of Breach – In the event of a breach of any provision of this Agreement by Mr. Ibbott, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2	Injunction – In the event of any dispute under Sections 7 and/or 8, QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

9.3	Additional Remedies – The remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

10.	GENERAL MATTERS

10.1	Tax Withheld – The payments to be made by QLT to Mr. Ibbott under this Agreement will be subject to QLT’s withholding of applicable withholding taxes and that the payments are currently taxable benefits for Canadian income tax purposes and may also be taxable benefits for U.S. income tax purposes, unless express exemptions exist.

10.2	Independent Legal Advice – Mr. Ibbott acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

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10.3	Binding Agreement – This Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4	Governing Law –This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5	Notice –Any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

(a)	If to QLT – Attention: Chief Executive Officer, Fax No. (604) 707-7001,

with a copy to:

QLT Inc.

887 Great Northern Way, Suite 250

Vancouver, British Columbia

Attention: Principal Legal Officer

Fax No.: (604) 873-0816

(b)	If to Mr. Ibbott – To the address for Mr. Ibbott specified on page 1 of this Agreement;

or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

10.6	Survival of Terms

(a)	Mr. Ibbott’s Obligations – Mr. Ibbott’s representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 5.4, 5.5, 7, 8, 9 and 10 of this Agreement will survive any termination of this Agreement.

(b)	Company’s Obligations – QLT’s representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

(c)	Without Prejudice – Any termination of this Agreement will be without prejudice to any rights and obligations of the parties under this Agreement arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7	Waiver – Any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8	Entire Agreement – The provisions contained in this Agreement and any Stock Option Agreements entered into between QLT and Mr. Ibbott constitute the entire agreement between QLT and Mr. Ibbott with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written). To the extent that there is any conflict between the provisions of this Agreement and any Stock Option Agreements, between QLT and Mr. Ibbott, the following provisions will apply:

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(a)	Stock Options – If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

(b)	Other – In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9	Severability of Provisions – If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

(a)	The application of that provision under circumstances different from those adjudicated by the court;

(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.

If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.10	Captions – The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11	Amendments – Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Mr. Ibbott.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

QLT INC.

By:	/s/ Dr. Geoffrey Cox	/s/ Glen Ibbott
	DR. GEOFFREY COX	MR. GLEN IBBOTT
INTERIM CEO

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SCHEDULE A

FINAL RELEASE

IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to Section 5.3 of the employment agreement dated the             day of             , 20            between the undersigned and QLT, effective the date of this Release, I, Glen Ibbott of             do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 250 in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about             , 20            , or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in Section 5.3 of the aforementioned employment agreement entered into between the undersigned and QLT.

IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.

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IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, or as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the             day of             , 20            .

SIGNED, SEALED AND DELIVERED	)
By Glen Ibbott in the presence of:	)
)

Signature of Witness
)
	)	Glen Ibbott
Name of Witness	)
)
)
Address	)
)
)
)
Occupation	)

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